Exhibit 10.1
AMENDMENT TO THE
NEWELL RUBBERMAID INC.
2003 STOCK PLAN, AS AMENDED AND RESTATED
EFFECTIVE FEBRUARY 8, 2006
      The Newell Rubbermaid Inc. 2003 Stock Plan, as amended and restated effective February 8, 2006 (the “Plan”), is amended, effective as of August 9, 2006, as follows:
1.	Section 5.3 of the Plan is hereby amended to read in its entirety as follows:
5.3	Adjustment.
In the event of any reorganization, recapitalization, stock split, stock distribution, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of the Company or any similar corporate transaction, the Board shall make such adjustments as are necessary and appropriate in order to preserve the benefits or intended benefits of the Plan and Awards granted under the Plan. Such adjustments may include: (a) adjustment in the number and kind of shares reserved for issuance under the Plan; (b) adjustment in the number and kind of shares covered by outstanding Awards; (c) adjustment in the exercise price of outstanding Stock Options or Stock Appreciation Rights, or the price of other Awards under the Plan; (d) adjustments to any of the share limitations set forth in Section 5.2 of the Plan; and (e) any other changes that the Board determines to be equitable under the circumstances.
      This Amendment has been executed by the Corporation, by its duly authorized officer, as of this 9th day of August, 2006.

NEWELL RUBBERMAID INC.
By:	/s/ Dale L. Matschullat
Title: Vice President -- General Counsel and Corporate Secretary